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                 April 7, 2021

       Bennett Yankowitz
       Chief Financial Officer
       Rocketfuel Blockchain, Inc.
       468 N. Camden Dr., Ste 350
       Beverly Hills, CA 90210

                                                        Re: Rocketfuel
Blockchain, Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed March 30,
2021
                                                            File No. 333-254879

       Dear Mr. Yankowitz:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Matthew Derby, Staff Attorney, at (202) 551-3334 or Jan Woo, Legal
       Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology